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                                                           Exhibit 10.25


                           CORRECTIVE AMENDMENT
                                     TO
                        SUBORDINATED PROMISSORY NOTE

    This Corrective Amendment to the Subordinated Promissory Note (the "Amendment") made as of the 25th day of November, 1996, by and between POSSIBLE DREAMS, LTD., a Delaware corporation having a principal address of Six Perry Drive, Foxboro, Massachusetts 02035 ("Maker") and GBNF, Inc., a Massachusetts corporation f/k/a Possible Dreams, Ltd. with an address of 15 Lorna Road, Newton, Massachusetts 02159 ( the "Payee").

                            W I T N E S S E T H

    WHEREAS, pursuant to the terms and conditions of that certain Asset Purchase Agreement among Maker, Payee, Columbia National Corporation, a Massachusetts corporation ("Columbia"), Leonard I. Miller, the Samuel C. Miller Trust u/d/t 8/5/85, Warren Stanley and Arnold Lee (the "Purchase Agreement"), Maker purchased substantially all of the assets of Payee and Columbia;

    WHEREAS, at the closing Maker issued to Payee a Subordinated Promissory Note dated as of May 17, 1996 in the original principal amount of Two Million One Hundred Twenty-Eight Thousand Dollars ($2,128,000) as part of the consideration paid by Maker to Payee pursuant to the Purchase Agreement (the "Note");

    WHEREAS, the fourth paragraph of the Note contained an error regarding the mandatory reduction of the principal amount of the Note in the event the "Maker's EBITDA" (as defined in the Note) for the year ending December 31, 1996 is less than $3,500,000;

    WHEREAS, the Maker and the Payee have agreed to amend the Note in order to correct the fourth paragraph as hereinafter set forth;

    NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

    1. The fourth paragraph of the Note, beginning on the first page of the Note, is amended to read in its entirety as follows:

    "The principal amount of this Note is subject to mandatory reduction by an amount equal to $432,500 in the event the "Maker's EBITDA" (as hereinafter defined) for year ending December 31, 1996 is less than $3,500,000. For purposes of this Note, (i) the term "Maker's EBITDA" shall mean an amount equal to the sum of (x) EBITDA of the Payee and Columbia ("Sellers"), determined on a combined basis in accordance with generally accepted accounting principles consistently applied ("GAAP"), for the period from January 1, 1996 to and including the day preceding the date hereof, PLUS (y) EBITDA of the Maker, determined in accordance with

GAAP, for the period from the date hereof to and including December 31, 1996, and (ii) the term "EBITDA" shall mean, for the appropriate period, the net income (or loss) of the applicable entity for such period, PLUS the sum of (A) interest expense, (B) depreciation, (C) amortization of goodwill, (D) income taxes paid or accrued, and, with respect to Maker only for the period from the date hereof to and including December 31, 1996, (E) increases in other expenses directly resulting from the transactions contemplated by the Purchase Agreement, including amortization of original issue discount and capitalized acquisition expenses, management fees and inventory write-up (but exclusive of increases in executive salaries), (F) bonuses to executive management of Maker paid or accrued in accordance with employment agreements dated the date hereof, and (G) payments made by Maker to its direct and indirect corporate shareholders pursuant to a tax sharing agreement dated the date hereof, and, with respect to Payee only for the period from January 1, 1996 to and including the day preceding the date hereof, (H) salaries paid to Leonard Miller and to members of his direct family and payroll taxes and fringe benefits paid or accrued in respect of such persons during such period, (I) expenses incurred during such period which are specifically attributable to Leonard Miller's automobile lease,
(J) travel and entertainment expenses incurred by Leonard Miller during such period for the account of Sellers in the course of his employment with the Sellers but which are not directly related to their business, (K) legal and accounting fees and expenses incurred during such period which are specifically attributable to the asset purchase transaction contemplated by the Purchase Agreement and (L) the loss suffered during such period on the "Artiva" and "Sunrise" inventory close-out in the amount of $93,000, LESS the sum of (X) interest income and (Y) income tax credits received or accrued, in each case to the extent included in arriving at such net income (or loss) for the applicable period and determined in accordance with GAAP. Any such reduction shall be effective automatically, retroactive to the date of issue hereof, immediately after the later of (1) acceptance by Maker of the Sellers' combined financial statements pursuant to and in accordance with Section 2.6 of the Purchase Agreement and (2) acceptance by Sellers' of the Maker's audited financial statements for the fiscal period ending December 31, 1996 pursuant to and in accordance with Section 2.7 of the Purchase Agreement, with interest theretofore accrued on this Note at the rate hereinabove provided to be recomputed as if the principal amount of this Note from the date of issue hereof had been $1,695,500. Any interest theretofore paid on the principal amount hereof in excess of the interest hereon as so recomputed shall be credited against the next two semi-annual payments of interest due hereunder, with each such credit to be equal to 50% of such excess. Any reduction of this Note pursuant to the terms of this paragraph shall be deemed a reduction of the purchase price paid pursuant to the Purchase Agreement."

    2. Maker and Payee hereby ratify and confirm all of their respective obligations, covenants, duties and agreements set forth in the Note, as amended by the terms hereof.

    3. This Amendment shall be governed by and construed in accordance with the laws of the State of Rhode Island applicable to contracts made and to be performed within such state without resort to its conflict of law rules.

                              *   *   *   *   *   *   *
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    IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed under seal as of the day and year first written above.

                                  PAYEE

                                  GBNF, INC. F/K/A
                                  Possible Dreams, Ltd.,
                                  a Massachusetts corporation


                                  By: /s/Leonard I. Miller
                                     ------------------------------
                                        Leonard I. Miller
                                        Chief Executive Officer



                                  MAKER

                                  POSSIBLE DREAMS, LTD.,
                                  a Delaware corporation


                                  By: /s/Philip L. Fitting
                                     -------------------------------
                                        Philip L. Fitting
                                        Chairman